Exhibit 99.1

NEWS

One University Plaza, Suite 307 Hackensack, NJ 07601 Tel: 201-808-8400

Champions Oncology Announces Revenue Up 26%, Projects 43% - 60% Growth For Current Fiscal Year

Hackensack, NJ – July 28, 2016 – Champions Oncology, Inc. (Nasdaq: CSBR), engaged in the development of advanced technology solutions and services to personalize the development and use of oncology drugs, today announced its financial results for the year ended April 30, 2016.

Fourth Quarter and Recent Business Highlights:

•	Year over year revenue growth of 26%

•	Projected revenue for fiscal 2017 (ending April 2017) of $16 - 18 million of revenue

•	Delivered second consecutive quarter of record TOS bookings

•	Reduced cash burn to under $750K for the quarter

•	Completed public offering netting $4.4M

•	Projected cash flow positive by end of fiscal 2017

•	Completed first study in acute myeloid leukemia

•	Signed second co-clinical trial

Joel Ackerman, Champions Oncology CEO, stated, “this past year we’ve seen a significant shift from anticipated to actual results.  We have delivered consecutive quarters of record TOS bookings, setting the stage for continued revenue growth heading into the coming year. This revenue growth, combined with strong expense control, has enabled us to continue lowering our quarterly cash burn rate and puts us on a path to cash flow breakeven. We are projecting an accelerating revenue growth for fiscal 2017 which we expect to result in revenue of $16 - 18 million for the year. By the end of the year, we expect to have a revenue run rate of close to $20 million and to be cash flow positive.”

Financial Results

For the fourth quarter of 2016, revenue was $2.8 million, as compared to $3.2 million for the three months ended April 30, 2015, a decrease of 12.5%. For the twelve-month period ended April 30, 2016, revenue was $11.2 million, as compared to $8.9 million for the same period of the prior year, an increase of 26.2%. Total operating expense for the fourth quarter 2016 was $5.4 million as compared to $5.7 million for the fourth quarter 2015. For the twelve months ended April 30, 2016, total operating expense was $21.5 million, as compared to $22.1 million for the twelve months ended April 30, 2015.

Exhibit 99.1

For the fourth quarter of 2016 and 2015, Champions reported a loss from operations of $2.6 million and $2.4 million, respectively. Excluding stock-based compensation of $509,000 and $878,000 for the three months ended April 30, 2016 and 2015, Champions recognized a loss from operations of $2.1 million and $1.5 million, respectively. For the twelve months ended April 30, 2016, Champions reported a loss from operations of $10.4 million as compared to a loss from operations of $13.2 million for the twelve months ended April 30, 2015. Excluding stock-based compensation of $2.6 million and $3.2 million for the twelve months ended April 30, 2016 and 2015, Champions recognized a loss from operations of $7.8 million and $10 million, respectively.

Operating Results

Translational Oncology Solutions (TOS):

TOS revenue was $2.3 million and $2.8 million for the three months ended April 30, 2016 and 2015, respectively, a decrease of $500,000 or 20.3%. The decrease was due to a backlog of revenue recognized in the fourth quarter of 2015 resulting in a higher than normal revenue quarter. TOS revenue was $9.2 million and $7.2 million for the twelve months ended April 30, 2016 and 2015, respectively, an increase of $2 million, or 27.9%. The increase was due to increased bookings, both in the number and size of the studies, due to the expansion of the TOS sales team and growth of the platform.

TOS cost of sales was $1.9 million and $1.7 million for the three months ended April 30, 2016 and 2015, respectively, an increase of $200,000, or 13.5%. TOS cost of sales was $6.6 million and $4.9 million for the twelve months ended April 30, 2016 and 2015, respectively, an increase of $1.7 million, or 34.4%. For the three months ended April 30, 2016 and 2015, gross margin for TOS was 15.5% and 40.7%, respectively. For the twelve months ended April 30, 2016 and 2015, gross margin for TOS was 28.5% and 31.9%, respectively. The increase in TOS cost of sales was due to an increase in TOS studies. Gross margin varies based on timing differences between expense and revenue recognition. The decline in gross margin was due to expenses incurred in advance of future revenue.

Personalized Oncology Solutions (POS):

POS revenue was $585,000 and $418,000 for the three months ended April 30, 2016 and 2015, respectively, an increase of $167,000 or 39.9%. POS revenue was $2 million and $1.7 million for the twelve months ended April 30, 2016 and 2015, respectively, an increase of $300,000 or 18.6%. The increase is primarily the result of growth in sequencing and tumor board revenue offset by a decline in implant and drug panel revenue.

POS cost of sales was $441,000 and $543,000 for the three months ended April 30, 2016 and 2015, respectively, a decrease of $102,000, or 18.7%. POS cost of sales was $2.1 million and $2.7 million for the twelve months ended April 30, 2016 and 2015, respectively, a decrease of $600,000, or 23.1%. For the three months ended April 30, 2016 and 2015, gross margin for POS was 24.6% and negative (29.8%), respectively. For the twelve months ended April 30, 2016 and 2015, gross margin for POS was negative (6.6%) and negative (64.3%), respectively. The improvement is attributed to the increase in higher margin sequencing revenue and aggressively managing our lab costs.

Research and development expense was $1.2 million and $1.1 million for the three months ended April 30, 2016 and 2015, respectively. Research and development expense was $4.2 million and $4.8 million for the twelve months ended April 30, 2016 and 2015, respectively. The decrease is largely due to lower expenses in genomic characterization of our Champions TumorGraft Bank.

Exhibit 99.1

Sales and marketing expense for the three months ended April 30, 2016 and 2015 was $757,000 and $943,000, respectively. Sales and marketing expense for the twelve months ended April 30, 2016 and 2015 was $3.4 million and $4.3 million, respectively. The decrease is due to the consolidation of sales and marketing personnel resources of the POS and TOS division.
General and administrative expense was $1.1 million and $1.4 million for the three months ended April 30, 2016 and 2015, respectively. General and administrative expense for the twelve months ended April 30, 2016 and 2015 was $5.2 million and $5.3 million, respectively. The decrease is due to aggressive cost management to maintain cost controls even as the business grows.

Conference Call Information:

The Company will host a conference call today at 8:30 a.m. EDT (5:30 a.m. PDT) to discuss its fourth quarter and fiscal year 2016 financial results. To access the conference call, domestic participants should dial 800-875-3456, Canadian participants should dial 800-648-0973, and international participants should dial 302-607-2001. The participant passcode is “Champions Oncology.”

Full details of the Company’s financial results will be available Friday July 29, 2016 in the Company’s Form 10-K at www.championsoncology.com.

* Non-GAAP Financial Information

See the attached Reconciliation of GAAP net loss to non-GAAP net loss for an explanation of the amounts excluded to arrive at non-GAAP net loss and related non-GAAP net loss per share amounts for the three and twelve months ended April 30, 2016 and 2015. Non-GAAP financial measures provide investors and management with supplemental measures of operating performance and trends that facilitate comparisons between periods before and after certain items that would not otherwise be apparent on a GAAP basis. Certain unusual or non-recurring items that management does not believe affect the Company’s basic operations do not meet the GAAP definition of unusual or non-recurring items. Non-GAAP net loss and non-GAAP loss per share are not, and should not be viewed as a substitute for similar GAAP items. Champions’ defines non-GAAP dilutive loss per share amounts as non-GAAP net loss divided by the weighted average number of diluted shares outstanding. Champions’ definition of non-GAAP net loss and non-GAAP diluted loss per share may differ from similarly named measures used by others.

About Champions Oncology, Inc.

Champions Oncology, Inc. is engaged in the development of advanced technology solutions and services to personalize the development and use of oncology drugs. The Company’s TumorGraft technology platform is a novel approach to personalizing cancer care based upon the implantation of primary human tumors in immune deficient mice followed by propagation of the resulting engraftments, or TumorGrafts, in a manner that preserves the biological characteristics of the original human tumor in order to determine the efficacy of a treatment regimen. The Company uses this technology in conjunction with related services to offer solutions for two customer groups: Personalized Oncology Solutions, in which results help guide the development of personalized treatment plans, and Translational Oncology Solutions, in which pharmaceutical and biotechnology companies seeking personalized approaches to drug development can lower the cost and increase the speed of developing new drugs. TumorGrafts are procured through agreements with a number of institutions in the U.S. and overseas as well as through Champions’ Personalized Oncology Solutions business. For more information, please visit www.championsoncology.com.

Exhibit 99.1

This press release may contain "forward-looking statements" (within the meaning of the Private Securities Litigation Act of 1995) that inherently involve risk and uncertainties. Champions Oncology generally uses words such as "believe," "may," "could," "will," "intend," "expect," "anticipate," "plan," and similar expressions to identify forward-looking statements. One should not place undue reliance on these forward-looking statements. The Company's actual results could differ materially from those anticipated in the forward-looking statements for many unforeseen factors. See Champions Oncology's Form 10-K for the fiscal year ended April 30, 2016 for a discussion of such risks, uncertainties and other factors. Although the Company believes the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and Champions Oncology's future results, levels of activity, performance or achievements may not meet these expectations. The Company does not intend to update any of the forward-looking statements after the date of this press release to conform these statements to actual results or to changes in Champions Oncology's expectations, except as required by law.

Champions Oncology, Inc.
(Dollars in thousands except per share amounts)

Reconciliation of GAAP to Non-GAAP Net Loss (Unaudited)

	Three Months Ended April 30,		Twelve Months Ended April 30,
	2016	2015	2016	2015
Net loss - GAAP	$(2,574)	$(3,678)	$(10,446)	$(13,140)
Less:
Stock-based compensation	509	878	2,599	3,162
Net loss - non-GAAP	$(2,065)	$(2,800)	$(7,847)	$(9,978)

Reconciliation of GAAP EPS to Non-GAAP EPS (Unaudited)

	Three Months Ended April 30,		Twelve Months Ended April 30,
	2016	2015	2016	2015
EPS – GAAP	$(0.30)	$(0.65)	$(1.20)	$(2.20)
Less:
Effect of stock-based compensation on EPS	0.06	0.16	0.30	0.53
EPS - non-GAAP	$(0.24)	$(0.49)	$(0.90)	$(1.67)

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended April 30,		Twelve Months Ended April 30,
	2016	2015	2016	2015
TOS operating revenue	2,252	2,823	9,210	7,200
POS operating revenue	$585	$418	$1,972	$1,663
Total operating revenue	$2,837	$3,241	$11,182	$8,863
Cost of TOS	1,901	1,675	6,584	4,900
Cost of POS	441	543	2,102	2,733
Research and development	1,176	1,088	4,194	4,845
Sales and marketing	757	943	3,445	4,283
General and administrative	1,111	1,396	5,173	5,340
Loss from Operations	$(2,549)	$(2,404)	$(10,316)	$(13,238)
Other Income (Expense)	(9)	(1,174)	(38)	225
Net Loss before income tax expense	$(2,558)	$(3,578)	$(10,354)	$(13,013)
Income taxes	16	100	92	127
Net Loss	$(2,574)	$(3,678)	$(10,446)	$(13,140)

Condensed Consolidated Balance Sheets as of (Unaudited)

	April 30, 2016	April 30, 2015
Cash and cash equivalents	$2,585	$9,357
Accounts receivable	1,312	1,060
Other current assets	443	346
Total current assets	4,340	10,763

Restricted cash	150	163
Property and equipment, net	618	452
Goodwill	669	669
Total assets	$5,777	$12,047
Accounts payable and accrued liabilities	$2,167	$1,787
Deferred revenue	3,139	2,009
Total current liabilities	5,306	3,796
Other Non-current Liability	233	192
Stockholders’ equity	238	8,059
Total liabilities and stockholders’ equity	$5,777	$12,047

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Twelve Months Ended April 30,
	2016	2015
Cash flows from operating activities:
Net Loss	$(10,446)	$(13,140)
Adjustments to reconcile net cash used in operations:
Stock-based compensation expense	2,599	3,162
Depreciation and amortization expense	156	214
Change in fair value of warrant liability	—	(981)
Modification of warrant liability	—	586
Gain/loss on sales of assets	—	5
Allowance for doubtful accounts	30	—
Long-term tax liability	65	100
Changes in operating assets and liabilities	1,144	424
Net cash used in operating activities	(6,452)	(9,630)

Cash flows from investing activities:
Purchases of property and equipment	(322)	(119)
Proceeds of sale of fixed assets	—	5
Net cash used in investing activities:	(322)	(114)

Cash flows from financing activities:
Private placement financing, net of financing costs of $880k	—	11,220
Payment of issuance costs related to 2015 Private Placement	(18)	—
Proceeds from Executive Note financing	—	2,000
Capital lease payments	(24)	(12)
Issuance of common stock	44	—
Proceeds from exercise of options and warrants	—	2
Net cash provided by financing activities:	2	13,210

Increase (decrease) in cash and cash equivalents	(6,772)	3,466
Cash and cash equivalents, beginning of period	9,357	5,891
Cash and cash equivalents, end of period	$2,585	$9,357

Non-cash investing activities:
Purchased equipment under capital lease	—	124

Conversion of executive note financing	—	2,000

Reclassification of warrant liability to equity	—	1,616